Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces First Quarter 2019 Results
Quarterly Dividend Yields 4.4%

Mt. Pleasant, Michigan, May 3, 2019 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA), released its earnings results for the first quarter of 2019. The Corporation reported net income of $3.5 million or earnings per common share of $0.44 for the first quarter of 2019. Achievements in the first quarter of 2019 include:

•	4.0% increase in net interest income compared to the first quarter of 2018

•	Loan growth of $16.1 million since year end 2018

•	6.3% growth in assets managed by Investment and Trust Services compared to the prior quarter end

•	Cash dividend yield of 4.4%
“We are pleased to share our results for the first quarter of 2019,” stated Jae A. Evans, President and Chief Executive Officer of the Corporation. “We continue to strategically position our franchise to add to the bottom line. Opportunities to attract new customers and improve their Isabella Bank experience are critical to developing long term customer relationships which, in turn, enhances the overall value to our shareholders.”
Net Income
Net income for the three months ended March 31, 2019 and 2018 was $3.50 million and $3.46 million, respectively. A combination of improved yields and growth in our loan portfolio over the past twelve months, resulted in an increase of $1.4 million in interest income for the first three months of 2019 compared to the first quarter of 2018. We expect to see continued improvement in the overall yield of the loan portfolio in future quarters. Due to the rising interest rate environment throughout 2018, interest expense on deposits and borrowings increased $891,000 for the three month period ended March 31, 2019 when compared to the same period in 2018. Noninterest income was relatively flat for the first three months of 2019 when compared to the same period in 2018. However, noninterest expenses for the first three months of 2019 exceeded noninterest expenses for the same period in 2018 by $693,000. Additions to staff related to new positions in growing markets, as well as merit increases, and loan expenses related to growth initiatives, account for the increase.
Our fully taxable equivalent net yield on interest earning assets was 3.01% for the first three months of 2019. We have implemented various initiatives which, over time, are expected to improve the net yield on interest earning assets. These initiatives include shifting our asset mix to an increasing percentage of loans from investment securities, continued growth of the loan portfolio, and enhanced pricing strategies related to loan and deposit products.
Assets
As of March 31, 2019, total assets were $1.8 billion and assets under management were $2.5 billion. Assets under management include loans sold and serviced, and assets managed by Investment and Trust Services. In recent periods, assets managed by Investment and Trust Services reached an all-time high surpassing $500 million. While the value of these assets declined during the fourth quarter of 2018 due to a drop in the securities markets, assets managed by Investment and Trust Services rebounded $28.1 million or 6.3% during the first three months of 2019.
Loans
Loans outstanding as of March 31, 2019 totaled $1.1 billion. The loan portfolio grew $16.1 million or 1.4% during the first quarter of 2019. This growth was largely driven by the commercial loan portfolio which increased $18.0 million. Also contributing to this growth were increases in residential real estate and consumer loans of $1.9 million. The portfolio did experience a decline of $3.8 million in agricultural related loans; however, this is reflective of seasonal trends within this business sector.
Deposits
Total deposits decreased $14.7 million during the first quarter of 2019 to $1.3 billion as of March 31, 2019. This decline can largely be attributed to brokered certificates of deposit accounts, which were intentionally reduced utilizing excess liquidity to reduce high-cost funding. Conversely, over the last year, we've experienced growth in certificates of deposit, savings and demand deposit accounts as the result of product pricing and a high level of customer service.
Capital
Our banking subsidiary, Isabella Bank (the "Bank"), continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of March 31, 2019, the Bank’s Tier 1 Leverage Ratio was 8.2%, Tier 1 Capital Ratio was 11.6% and Total Capital Ratio was 12.2%. From a consolidated perspective, our Tier 1 Leverage Ratio was 8.9%, Tier 1 Capital Ratio was 12.5% and Total Capital Ratio was 13.1% as of March 31, 2019.

Dividend
During the first quarter of 2019, we paid a $0.26 per common share cash dividend. Based on our closing stock price of $23.75 as of March 29, 2019, the annualized cash dividend yield was 4.4%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of our customers and communities for 116 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation employs more than 400 individuals and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended March 31
INCOME STATEMENT DATA	2019	2018
Interest income	$16,481	$15,121
Interest expense	4,292	3,401
Net interest income	12,189	11,720
Provision for loan losses	34	384
Noninterest income	2,479	2,487
Noninterest expenses	10,789	10,096
Federal income tax expense	349	265
Net income	$3,496	$3,462

PER SHARE DATA
Basic earnings	$0.44	$0.44
Diluted earnings	$0.43	$0.43
Dividends	$0.26	$0.26
Quoted market value
High	$24.50	$28.25
Low	$22.25	$26.11
Close (1)	$23.75	$27.40
Common shares outstanding (1)	7,906,078	7,894,341

(1) At end of period

	March 31 2019	December 31 2018	March 31 2018
BALANCE SHEET DATA
Gross loans	$1,144,832	$1,128,707	$1,093,002
Investment securities	$494,842	$494,834	$547,762
Total assets	$1,806,974	$1,843,105	$1,799,592
Deposits	$1,277,963	$1,292,693	$1,297,868
Borrowed funds	$311,684	$340,299	$303,113
Shareholders' equity	$202,413	$195,519	$191,090

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$259,127	$259,481	$262,541
Assets managed by Investment and Trust Services	$475,560	$447,487	$470,578
Total assets under management	$2,541,661	$2,550,073	$2,532,711

CAPITAL RATIOS
Tier 1 leverage	8.9%	8.7%	8.7%
Tier 1 risk-based capital	12.5%	12.6%	12.3%
Total risk-based capital	13.1%	13.3%	13.0%